Exhibit 99

The Fifth Third Bancorp Master Profit Sharing Plan

Financial Statements as of and for the Years Ended December 31, 2009 and 2008, Supplemental Schedule as of December 31, 2009, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2009 and 2008	3

Notes to Financial Statements as of and for the Years Ended December 31, 2009 and 2008	4 - 12

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2009	14

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and the Pension and Profit Sharing Committee of The Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2009, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2009 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP

Cincinnati, Ohio
June 15, 2010

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS:
Cash	$47,600,676	—

Investments - at fair value:
Common stock of Fifth Third Bancorp	166,344,675	67,600,661
Collective funds:
Cash equivalents	3,631,034	3,441,135
Stable value funds	102,137,977	99,652,938
Mutual funds	635,355,236	500,398,056
Participant notes receivable	16,182,952	14,863,505

Total investments	923,651,874	685,956,295

Receivables:
Contributions receivable - from subsidiaries of Fifth Third Bancorp	18,218,021	15,905,545
Accounts receivable - unsettled security sales	5,391,532	—
Accrued investment income	177,114	87,209

Total receivables	23,786,667	15,992,754

Total assets	995,039,217	701,949,049

LIABILITIES:
Payable related to spin-off to another plan	47,545,281	—
Excess contributions payable	2,298,036	183,299

Total liabilities	49,843,317	183,299

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	945,195,900	701,765,750

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	1,678,384	4,144,775

NET ASSETS AVAILABLE FOR BENEFITS	$946,874,284	$705,910,525

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
ADDITIONS:
Investment income (loss):
Dividends	$16,774,456	$43,251,716
Interest	2,771,088	4,345,619
Net appreciation (depreciation) in fair value of investments	220,412,807	(399,493,898)

Net investment income (loss)	239,958,351	(351,896,563)

Contributions:
Contributions from participants, net of excess contributions	65,951,433	72,836,968
Contributions from subsidiaries of Fifth Third Bancorp	53,513,852	51,830,115

Total contributions	119,465,285	124,667,083

Transfers from other retirement plans	—	40,904,711
Other additions	—	350,759

Total additions	359,423,636	(185,974,010)

DEDUCTIONS:
Benefits paid to participants	(70,712,393)	(115,573,827)
Spin-off to another plan	(47,545,281)	(831,616)
Other disbursements	(202,203)	(144,666)

Total deductions	(118,459,877)	(116,550,109)

INCREASE (DECREASE) IN NET ASSETS AVAILABLE FOR BENEFITS	240,963,759	(302,524,119)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	705,910,525	1,008,434,644

End of period	$946,874,284	$705,910,525

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each employee of a participating Fifth Third Bancorp (Bancorp) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, effective January 1, 2004, employees are eligible immediately upon hire. For the 401(k) feature, employees are eligible to participate after 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor. The original Plan became effective December 31, 1954, and was last amended on December 7, 2009.

Amendments to the Plan during 2009 include:

•

Effective January 1, 2009, the Plan was amended in order to allow participants who would be required to make a minimum distribution for the 2009 distribution calendar year to elect to not take any distribution for the 2009 distribution calendar year.

•

Effective April 1, 2009, former employees of Skipjack Financial Services, Inc. or Transactive Ecommerce Solutions, Inc. who became employees of the Bancorp on April 1, 2009 in connection with the Bancorp’s acquisition of certain assets of Skipjack Financial Services, Inc. or Transactive Ecommerce Solutions, Inc., were credited with service under the Plan for their service with Skipjack Financial Services, Inc. or Transactive Ecommerce Solutions, Inc.

•	Effective December 7, 2009, Appendix XXVI was added to the Plan, which covers the spin-off to the Fifth Third Processing Solutions, LLC 401(k) Retirement Plan.

Amendments to the Plan during 2008 include:

•

Effective January 1, 2008, the Plan was amended in order to satisfy the requirements of an interim good faith amendment required by the Final 415 Regulations published by the U.S. Department of the Treasury on April 5, 2007.

•

Effective May 3, 2008, former employees of First Horizon National Corporation (First Horizon) who became employees of the Bancorp on or before May 3, 2008 in connection with the Bancorp’s acquisition of certain assets of First Horizon, were credited with service under the Plan for their service with First Horizon.

•	Effective June 6, 2008, Appendix XXV was added which temporarily excluded First Charter Corporation (First Charter) employees from participation in the Plan.

•

Effective July 10, 2008, Appendix XXV was completely amended and restated, and the First Charter Corporation Retirement Savings Plan (First Charter Plan) was merged into the Plan. Appendix XXV governs the Plan rules for First Charter employees such as eligibility, past service credit, vesting and withdrawals.

•

Effective September 2, 2008, Appendix XXV was amended and restated covering the consolidation of the investments, recordkeeping and administration of the Plan relating to First Charter. Additionally, the First Charter Frozen Money Purchase Pension Plan was transferred to a new qualified tax-exempt plan established by the Bancorp.

•

Effective December 22, 2008, former employees of Freedom Bank who became employees of the Bancorp on December 22, 2008 in connection with the Bancorp’s acquisition of certain assets of Freedom Bank, was credited with service under the Plan for their service with Freedom Bank.

Investment Options - At December 31, 2009, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, two collective funds or 17 mutual funds offered by the Plan as investment options.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan and the Plan administrator. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged Fifth Third Bank to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Funding and Vesting - The Bancorp’s profit sharing contribution to the Plan is a percentage of eligible compensation determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan. The profit sharing contribution by the Bancorp is allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

Employees are eligible for profit sharing contributions for Plan year 2004 and after, immediately upon hire. Profit sharing contributions for the 2004 through 2006 Plan years vest on a five-year cliff vesting schedule. Profit sharing contributions for the 2007 Plan year and forward vest on a three-year cliff vesting schedule.

Regarding the 401(k) component of the Plan, voluntary contributions are permitted from participants up to 100% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are valued on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts rollover contributions from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s rollover contribution account, are treated in a manner similar to before-tax contributions for Plan accounting and federal income tax purposes, and are not eligible for matching contributions by the Bancorp.

For voluntary and matching contributions, employees are eligible to participate in the Plan the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax basis. A three-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after three years of service, a participant is 100% vested in the matching contributions; anything less than three years of service, a participant is 0% vested. Current service credit as of January 1, 2004, was grandfathered. Bancorp matching contributions are initially invested in the Fifth Third Stock Fund. Subsequent to the initial investment, matching contributions may be moved to the other investment options.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Forfeited Accounts - At December 31, 2009 and 2008, forfeited nonvested accounts totaled $5,112,416 and $7,273,111, respectively. These accounts will be used to reduce future employer contributions. During the years ended December 31, 2009 and 2008, employer contributions were reduced by $5,032,406 and $7,139,674, respectively, from forfeited nonvested accounts.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and non-forfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Benefits Payable - Amounts allocated to accounts of persons who have elected to withdraw from the Plan, but have not yet been paid were $630,720 and $254,031 at December 31, 2009 and 2008, respectively.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. The Plan document was restated and the Plan administrator submitted the Plan for an updated IRS determination letter during January 2010, however, the Plan administrator has not received the determination letter as of June 15, 2010 (the date of this report). The Plan administrator submitted an application for an updated determination letter in accordance with IRS regulations, which require filing for a new determination letter by the end of the filing period for the Plan’s assigned filing cycle.

Participant Notes Receivable - Participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the vested portion of their account balance. A participant can request a loan for any reason. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2009 and 2008 ranged from 4.0% - 10.0% and 4.0% - 9.75%, respectively. Principal and interest are paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principle balance in full or take a deemed distribution equal to the outstanding loan principle balance.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Partial withdrawals are not permitted.

Dividend Pass-Through Election - A participant with an account (including any sub-account) invested in the Fifth Third Stock Fund (or in the event of the participant’s death, their beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Plan administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp under the Fifth Third Stock Fund or otherwise; or (2) take the dividends in cash.

Excess Contributions Payable - In accordance with IRC limits, the Plan is required to return excess contributions received during the Plan year. Contributions totaling $2,298,036 were refunded to applicable participants during 2010 in order for the Plan to pass the Average Deferral Percentage (ADP) test and to comply with IRC Section 415 for the year ended December 31, 2009. Contributions totaling $183,299 were refunded to applicable participants during 2009 in order for the Plan to pass the ADP test for the year ended December 31, 2008.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties - The Plan invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (ASC 820). Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Collective funds with underlying investments in investment contracts are valued at the fair market value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Bank Stable Value Fund for Employee Benefit Plans, which is a stable value fund that is a common collective fund of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and common collective trust funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - The Bancorp pays all administrative expenses of the Plan, except for certain expenses allocable to participant accounts. Such expenses have historically been comprised of fees for Plan loans, withdrawals, distributions, and qualified domestic relations orders. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

Accounting and Reporting Developments –

Subsequent Events - In May 2009, the Financial Accounting Standards Board (FASB) issued guidance which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The guidance reflects the principles underpinning previous subsequent event guidance in existing accounting literature and U.S. Auditing Standards (AU) Section 560, Subsequent Events, therefore the Plan’s adoption of this guidance on December 31, 2009 did not result in changes in the subsequent events that the Plan reports either through recognition or disclosure in the Plan’s financial statements.

Accounting Standards Codification - In June 2009, the FASB issued an Accounting Standards Update which amended the FASB Accounting Standards Codification (ASC) for the issuance of Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This Update established the Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The Plan has incorporated the disclosure requirements of this Update by reference to the ASC in these Notes to Financial Statements.

Updates to Fair Value Measurements and Disclosures

In 2009, FASB Staff Position 157-4, Disclosures Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, was issued and later codified into ASC 820, Fair Value Measurements and Disclosures, which expanded disclosures and required that major category for debt and equity securities in the fair value hierarchy table be determined on the basis of the nature and risks of the investments.

In September 2009, the FASB issued Auditing Standards Update No. 2009-12, Fair Value Measurements and Disclosures: Investments in Certain Entities That Calculate Net Asset per Share (or Its Equivalent) (ASU 2009-12), which amended ASC Subtopic 820-10, Fair Value Measurements and Disclosures — Overall. ASU 2009-12 is effective for the first reporting period ending after December 15, 2009. ASU 2009-12 expands the required disclosures for certain investments with a reported net asset value (NAV). ASU 2009-12 permits, as a practical expedient, an entity holding investments in certain entities that calculate net asset value per share or its equivalent for which the fair value is not readily determinable, to measure the fair value of such investments on the basis of that net asset value per share or its equivalent without adjustment. The ASU requires enhanced disclosures about the nature and risks of investments within its scope. Such disclosures include the nature of any restrictions on an investor’s ability to redeem its investments at the measurement date, any unfunded commitments, and the investment strategies of the investee. The Plan has adopted ASU 2009-12 on a prospective basis for the year ended December 31, 2009. Adoption did not have a material impact on the fair value determination and disclosure of applicable investments. The effect of the adoption of the ASU had no impact on the statements of net assets available for benefits and statement of changes in net assets available for benefits.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (ASU 2010-06), which amends ASC 820, adding new disclosure requirements for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures. ASU 2010-06 is effective for periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The Plan is currently evaluating the impact ASU 2010-06 will have on the financial statements.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2009 and 2008 are as follows:

	2009	2008
Fifth Third Bancorp common stock* (17,120,627 and 8,176,422 shares, respectively)	$166,344,675	$67,600,661
Fifth Third Bank LifeModel Moderate Fund* (11,382,866 and 12,570,051 shares, respectively)	108,820,196	105,337,029
Fifth Third Bank Stable Value Fund for Employee Benefit Plans* (8,317,635 and 8,045,282 shares, respectively) (1)	103,816,361	101,215,423
Fifth Third Bank Quality Growth Fund* (5,174,404 and 5,620,802 shares, respectively)	72,855,613	61,322,948
Lazard Emerging Markets Fund (2,675,029 shares)	48,177,266	< 5%
Fifth Third Bank Disciplined Large Cap Value Fund* (4,903,595 and 5,029,250 shares, respectively)	46,829,330	40,284,297

(1)	Investment amounts at contract value. The fair value of the investments were $102,137,977 and $97,081,016 at December 31, 2009 and 2008, respectively.
*	Denotes a party-in-interest.

The following table represents the net appreciation (depreciation) in fair value of investments for the Plan during the years ended December 31, 2009 and 2008:

	2009	2008
Net appreciation (depreciation) in fair value of investments:
Mutual funds *	119,105,212	(302,724,672)
Fifth Third Bancorp common stock *	101,307,595	(96,769,226)

Total	$220,412,807	$(399,493,898)

*	Denotes a party-in-interest.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2009 and 2008, the Plan held 17,120,627 and 8,176,422 shares of the Bancorp’s common stock, respectively, with fair values of $166,344,675 and $67,600,661, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $629,003 and $6,094,593 during the years ended December 31, 2009 and 2008, respectively.

5.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The following tables summarize assets measured at fair value on a recurring basis:

		Fair Value Measurements Using
As of December 31, 2009	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Common stock	$166,344,675	—	—	$166,344,675
Collective funds	—	105,769,011	—	105,769,011
Mutual funds	635,355,236	—	—	635,355,236
Participant notes receivable	—	—	16,182,952	16,182,952

Total assets	$801,699,911	105,769,011	16,182,952	$923,651,874

		Fair Value Measurements Using
As of December 31, 2008	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Common stock	$67,600,661	—	—	$67,600,661
Collective funds	—	103,094,073	—	103,094,073
Mutual funds	500,398,056	—	—	500,398,056
Participant notes receivable	—	—	14,863,505	14,863,505

Total assets	$567,998,717	103,094,073	14,863,505	$685,956,295

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds – cash equivalents

Cash equivalent investments have a maturity of one month or less and fair value is equal to cost as these funds are considered to be cash equivalents. Therefore, the Plan classifies cash equivalents as Level 2 securities in the fair value hierarchy.

Collective funds – stable value funds

Stable value funds have underlying investments that consist of cash equivalents, collective funds, guaranteed investment contracts, and alternative investment contracts. Cash equivalents are short term investment funds that have a maturity of 90 days or less and are valued at cost. The collective funds value is derived by their respective net asset values (NAV). The collective funds consist of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Guaranteed investment contracts are valued based on their underlying securities, which consist of bonds whose value is derived from observable inputs including London Interbank Offered Rate (LIBOR) forward interest rate curves. The bonds are valued based on the pricing of similar bonds that are publicly traded. In determining fair value, factors such as the benefit-responsiveness of the investment contracts and the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts; such inputs were not significant to the valuation. Alternative investment contracts are valued based on their underlying securities, which consists of common funds consisting of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Therefore, the Plan classifies stable value funds as Level 2 securities in the fair value hierarchy.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Participant notes receivable

Participant notes receivable are stated at cost, which approximates fair value. The Plan measures participant notes receivable through the utilization of unobservable inputs based on loans with similar interest rate and credit characteristics. Therefore, the receivables are classified within Level 3 of the valuation hierarchy.

The following tables are a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

For the year ended December 31, 2009	Participant Notes Receivable	Total Fair Value
Beginning balance	$14,863,505	$14,863,505
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Purchases, sales, issuances and settlements, net	1,319,447	1,319,447
Transfers in and/or out of Level 3	—	—

Ending balance	$16,182,952	$16,182,952

For the year ended December 31, 2008	Participant Notes Receivable	Total Fair Value
Beginning balance	$14,034,115	$14,034,115
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Purchases, sales, issuances and settlements, net	829,390	829,390
Transfers in and/or out of Level 3	—	—

Ending balance	$14,863,505	$14,863,505

6.	PLAN ASSETS SPUN-OFF

The Bancorp sold a majority interest of Fifth Third Processing Solutions on June 30, 2009 to Advent International. As a result, assets totaling $47,545,281 were spun-off to the Fifth Third Processing Solutions, LLC 401(k) Retirement Plan. Such amount is reflected as a payable at December 31, 2009.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2009	2008
Net assets available for benefits per the financial statements	$946,874,284	$705,910,525
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(1,678,384)	(4,144,775)

Total assets (current value column) per Form 5500
Schedule of Assets (Held at End of Year)	$945,195,900	$701,765,750

Increase (decrease) in net assets per the financial statements	$240,963,759	$(302,524,119)
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	2,466,391	(3,950,558)

Net income (loss) per Form 5500	$243,430,150	$(306,474,677)

8.	SUBSEQUENT EVENT

The Plan was amended and restated effective January 1, 2010 in conjunction with filing for an updated determination letter with the IRS. Changes to the Plan documents did not materially affect the day-to-day administration of the Plan.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2009

Asset Description	Current Fair Value	**
CASH	$47,600,676
COMMON STOCK -
*Fifth Third Bancorp	166,344,675
COLLECTIVE FUNDS:
Cash equivalents -
*Fifth Third Bank Safe Premium	2,631,034
*Fifth Third Bank Safe Trust	1,000,000
Stable value funds -
*Fifth Third Bank Stable Value Fund for Employee Benefit Plans ***	102,137,977

Total collective funds	105,769,011

MUTUAL FUNDS:
*Fifth Third Bank Life Model Moderate Fund	108,820,196
*Fifth Third Bank Quality Growth Fund	72,855,613
Lazard Emerging Markets Fund	48,177,266
*Fifth Third Bank Disciplined Large Cap Value Fund	46,829,330
Dodge & Cox Income Fund	44,255,336
*Fifth Third Bank International Equity Fund	40,440,567
*Fifth Third Bank Life Model Aggressive Fund	37,820,954
*Fifth Third Bank Life Model Moderate Aggressive Fund	35,747,378
Allianz CCM Mid Cap Fund	35,036,651
Goldman Sachs Mid Cap Value Fund	34,590,736
*Fifth Third Bank Equity Index Fund	32,225,688
Fidelity Advisor Small Cap Fund	28,104,142
*Fifth Third Bank Small Cap Value Fund	20,612,992
*Fifth Third Bank Bond Fund	18,285,514
Columbia Technology Fund	17,463,858
*Fifth Third Bank Life Model Moderate Conservative Fund	7,195,723
*Fifth Third Bank Life Model Conservative Fund	6,893,292

Total mutual funds	635,355,236

LOAN FUND -
*Participant notes receivable (Interest rates ranging from 4.00% to 10.00% and maturing on various dates through October 2018)	16,182,952

TOTAL	$971,252,550

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.
***	Contract value is $103,816,361.